Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549
CFO Commentary on Second-Quarter 2011 Results

Summary
The second quarter was strong and better than expected, resulting in our first ever quarter with greater than $13B in revenue. From a market standpoint, the quarter played out as expected with strength in emerging markets and enterprise, offset by weakness in the mature market consumer segment. We continue to benefit from the strength of our product line-up as mix within both servers and clients was better than expected. Demand for our latest product, Sandy Bridge, remains strong and is the fastest ramping product in our company’s history.

As a result of the acquisitions of McAfee, Inc. and the Infineon wireless division in the first quarter, we will continue to provide Non-GAAP financial information in addition to GAAP for all of 2011 to provide additional visibility into operational results of the company. Excluding the impacts of deferred revenue write-down and associated costs, amortization of acquisition-related intangibles, and the related income tax effects of these changes, the second quarter results when compared to the second quarter from a year ago were the following:
•           Revenue of $13.1B* was up 22% from $10.8B
•           Gross Margin of 61.9%* was down 5.5 points, from 67.4%
•           Net income of $3.2B* was up 10% from $2.9B
•           Earnings per share of $0.59* was up 16% from $0.51

Except otherwise noted, the remainder of this document presents results and comparables on a GAAP basis.

Record revenue of $13.0B, was up $0.2B and 1% sequentially, and $2.3B and 21% year-on-year. Gross margin dollars were $7.9B with gross margin percent at 61%. R&D and MG&A as a percent of revenue was 29.9%. Operating profit of $3.9B was down 5% sequentially and 1% from a year ago. Net income of $3.0B and earnings per share of $0.54 were up 2% and 6% respectively from a year ago.

*Non-GAAP financial measure. See the explanation of non-GAAP measures and the reconciliation to the most directly comparable GAAP financial measure on pages 8-10

Revenue
Revenue of $13.0B was better than expected, up 1% sequentially and 21% from a year ago. The second quarter included a full quarter of revenue from the acquisitions of McAfee, Inc and the Infineon wireless division but had one less week of revenue than the first quarter. Platform** average selling prices were flat compared to the first quarter. Inventory levels across the supply chain remained healthy as customers continued to burn through older generation inventory and replenish it with our new Sandy Bridge platforms.

Intel Architecture Group second quarter revenue of $12.1B was approximately flat sequentially and up 17% year over year:
•	The PC Client Group had revenue of $8.3B, down 3% from the first quarter. Year over year, PC Client Group revenue was up 11%.
•	The Data Center Group had revenue of $2.4B, down 1% from the first quarter. Year over year, Data Center Group revenue was up 15%.
•
The other Intel architecture group had revenue of $1.4B, up 21% from the first quarter. Year over year, the other Intel architecture group’s revenue increased 84%. Intel Mobile Communications (IMC), formerly the Infineon wireless division, contributed $601M to the second quarter 2011 revenue.

•	Intel® Atom™ microarchitecture revenue, including microprocessors and associated chipsets, was $352M, down 5% from the first quarter and down 15% from the second quarter of 2010.

The Software and Services Group had revenue of $511M, up 113% from the first quarter. Year over year, the Software and Services Group revenue was up 686%. McAfee, Inc. contributed $429M to the second quarter 2011 revenue.

Gross Margin
Gross margin dollars were $7.9B, flat to the first quarter.  Gross margin of 60.6% was 0.8 points lower than the first quarter and down 0.4 points compared to the midpoint of the Outlook provided in April.

Gross Margin Reconciliation: Q1’11 to Q2’11(61.4% to 60.6%, down 0.8 points)
[note: point attributions are approximate]
•	+ 2.0 points:	Lower Cougar Point impact
•	- 1.5 points:	Higher start up costs
•	- 1.0 point:	Higher platform** unit cost

The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Gross Margin Reconciliation: Q2’11 Outlook provided in April to Q2’11 (61% +/- couple points to 60.6%, down 0.4 points)
[note: point attributions are approximate]
•	- 1.0 points:	Cougar Point impact
•	+ 0.5 point:	Higher platform** average selling prices

Gross Margin Reconciliation: Q2’10 to Q2’11(67.2% to 60.6%, down 6.6 points)
The decrease is primarily due to higher start up costs, higher platform** unit costs, and acquisition related impacts offset partially by higher platform** average selling prices.

**CPU and chipset, excluding Intel®Atom™ microprocessors and chipsets

Spending
Spending for R&D and MG&A was $3.9B, up 5% from the first quarter and flat to the Outlook provided in April. The increase from the first quarter is primarily driven by the impact of a full quarter of McAfee, Inc. and IMC spending. R&D and MG&A as a percentage of revenue was 29.9%, up from the first quarter. Depreciation was $1.2B, in line with expectations.

Amortization of acquisition related intangibles was $76M, in line with expectations.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net loss of $4M, lower than the $213M gain in the first quarter and lower than our Outlook of a $50M net gain.  Relative to the first quarter, the second quarter was lower due to the first quarter gain from the sale of the Digital Health Group to create the Intel-GE joint venture, Care Innovations.

The provision for taxes in the second quarter was at a 24.9% tax rate, down approximately 4 points from our forecast of 29% on higher profits coming from low tax jurisdictions and tax settlements.

Balance Sheet and Cash Flow Items
Cash flow from operations in the second quarter was approximately $4.0B. On the balance sheet, total cash investments^^ ended the quarter at $11.5B, flat to the first quarter. During the second quarter, we paid approximately $1.0B in dividends, purchased $2.5B in capital assets, and repurchased $2.0B in stock.  Total inventories were approximately flat.

Other Items
We added approximately 3K employees in the second quarter. Approximately two-thirds of the increase was from new hiring of engineering and other technical personnel and the remaining one-third was from additional employees coming from the McAfee, Inc. and Infineon Wireless division acquisitions, bringing the total number of employees to 96.5K.

Diluted shares outstanding decreased by 165M shares to 5.4B shares driven by first quarter and second quarter share repurchases. Diluted shares outstanding is calculated based on a weighted average of shares outstanding during the quarter. As a result, a portion of the $4.0B of first quarter share repurchases and a portion of the $2.0B of the second quarter share repurchases are reflected in our second quarter weighting for diluted shares outstanding. The full impact of our second quarter repurchases will be included in our third quarter diluted shares outstanding.

^^ Cash and cash equivalents, short-term investments, and marketable debt instruments included in trading assets

Q3 2011 Outlook

The outlook for the third quarter does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after July 20th. The mid-point of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $14.0B, plus or minus $500M in the third quarter. The midpoint of this range would be up 7% from the second quarter, inside the normal seasonal range. On a Non-GAAP basis, excluding certain acquisition-related accounting impacts, the revenue forecast is $14.1B, plus or minus $500M in the third quarter.

Gross Margin
Gross margin in the third quarter is expected to be 64%, plus or minus a couple points.

Gross Margin Reconciliation: Q2’11 to Q3’11 Outlook (60.6% to 64% +/- a couple points)
[note: point attributions are approximate]
•	+ 1.0 point: Higher platform** volume
•	+ 1.0 point: Lower start up costs
•	+ 1.0 point: No Cougar Point impact
•	+ 0.5 point: Lower platform** unit cost

On a Non-GAAP basis, excluding certain accounting impacts and expenses related to acquisitions, primarily the amortization of acquisition-related intangibles, Q3’11 gross margin is forecasted to be approximately 65% +/- a couple points.

Spending
Spending for R&D and MG&A in the third quarter is expected to be approximately $4.3B, up approximately $400M from the second quarter, primarily driven by increased research and development investments, and revenue and profit dependent spending. Depreciation is forecasted to be approximately $1.3B, up slightly from the second quarter.

Amortization of acquisition-related intangibles is forecasted to be approximately $75M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be a net gain of approximately $100M, compared to a net loss of $4M in the second quarter.

Balance Sheet and Cash Flow Items
Inventory is expected to be roughly flat in Q3.

** CPU and chipset, excluding Intel Atom microprocessors and chipsets

2011 Outlook

The Outlook for full year 2011 does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after July 20th.

Gross Margin
Gross margin for the year is expected to be 63%, plus or minus a couple points, unchanged from previous expectations.  On Non-GAAP basis, excluding certain accounting impacts and expenses related to acquisitions, primarily the amortization of acquisition related intangibles, the gross margin forecast for the year is expected to be 64% plus or minus a couple points.

Spending
Spending for R&D and MG&A for the year is now expected to be $16.2B, plus or minus $200M, up $500M from previous expectations. The increase is being driven by additional investments and revenue dependent spending. The additional investments are focused on redefining the PC category with Ultrabooks, and strengthening our product offering in tablets and phones.

Amortization of acquisition-related intangibles is forecasted to be approximately $260M for 2011, unchanged from previous expectations.

Depreciation for the year is expected to be approximately $5.2B +/- $100M, up $200M from previous expectations.

Other Income Statement Items
The tax rate for each of the remaining quarters of 2011 is expected to be 28%, down from the prior forecast of 29%.

Balance Sheet and Cash Flow Items
Capital spending for 2011 is forecasted to be $10.5B plus or minus $400M, $300M higher than our previous expectations. The capital spending increase is driven primarily by additional forward re-use capabilities being put in place as we begin construction on our 14nm factories.

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the third quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements.  Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements.   Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the company’s expectations.
•
Demand could be different from Intel's expectations due to factors including changes in business and economic conditions, including supply constraints and other disruptions affecting customers; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

•
Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

•
The gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; product mix and pricing; the timing and execution of the manufacturing ramp and associated costs; start-up costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; product manufacturing quality/yields; and impairments of long-lived assets, including manufacturing, assembly/test and intangible assets.

•
Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

•
The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.

•
The majority of Intel’s non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to Intel’s investments in this market segment could result in significant impairment charges, impacting restructuring charges as well as gains/losses on equity investments and interest and other.

•
Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•	Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
•
Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting us from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the fiscal quarter ended April 2, 2011.

INTEL CORPORATION
EXPLANATION OF NON-GAAP RESULTS

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this commentary contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain expenses related to acquisitions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for period to period comparisons in our budget, planning and evaluation processes, and to show the reader how our performance compares to other periods. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Deferred revenue write-down and associated costs: Business combination accounting principles require us to write down to fair values the software license updates; software product and hardware systems support contracts; product support contracts and hardware systems support contracts assumed in our acquisitions. The revenue for these support contracts is deferred and typically recognized over a one year period, so our GAAP revenues for the one year period after the acquisition does not reflect the full amount of  revenues that would have been reported if the acquired deferred revenue was not written down to fair value. The non-GAAP adjustments eliminate the effect of the deferred revenue write-down and include the costs associated with the revenue adjustment. We believe these adjustments to the revenue from these support contracts and to the associated costs are useful to investors as an additional means to reflect revenue trends of our business.

Amortization of acquisition-related intangible assets:  Amortization of acquisition-related intangible assets consists of amortization of developed technology, trade names, and customer relationships acquired in connection with business combinations. Intel records charges relating to the amortization of these intangibles in our GAAP financial statements. Amortization charges for Intel’s acquisition-related intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of Intel’s acquisitions. Consequently, Intel’s non-GAAP adjustments exclude these charges to facilitate an evaluation of Intel’s current operating performance and comparisons to Intel’s past operating performance.

Inventory valuation adjustment:  Business combination accounting principles require us to measure acquired inventory at fair value.  The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles.  We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The non-GAAP financial measures disclosed by the company have limitations and should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. Please refer to "Explanation of Non-GAAP Results" in this commentary for a detailed explanation of the adjustments made to comparable GAAP measures, the ways management uses these non-GAAP measures, and the reasons why management believes these non-GAAP measures provide useful information for investors.

		(In millions, except per share amounts)
	Three Months Ended		Six Months Ended
	July 2,	June 26,	July 2,	June 26,
	2011	2010	2011	2010

GAAP NET REVENUE	$13,032	$10,765	$25,879	$21,064
Adjustment for deferred revenue write-down	80	-	110	-
NON-GAAP NET REVENUE	$13,112	$10,765	$25,989	$21,064

GAAP GROSS MARGIN	$7,902	$7,235	$15,787	$13,764
Adjustment for:
Deferred revenue write-down and associated costs	75	-	103	-
Amortization of acquisition-related intangibles	136	16	210	32
Inventory valuation	-	-	33	-
NON-GAAP GROSS MARGIN	$8,113	$7,251	$16,133	$13,796

GAAP GROSS MARGIN PERCENTAGE	60.6%	67.2%	61.0%	65.3%
Adjustment for:
Deferred revenue write-down and associated costs	0.2%	-	0.1%	-
Amortization of acquisition-related intangibles	1.1%	0.2%	0.9%	0.2%
Inventory valuation	-	-	0.1%	-
NON-GAAP GROSS MARGIN PERCENTAGE	61.9%	67.4%	62.1%	65.5%

GAAP OPERATING INCOME	$3,935	$3,981	$8,093	$7,429
Adjustment for:
Deferred revenue write-down and associated costs	75	-	103	-
Amortization of acquisition-related intangibles	212	20	322	39
Inventory valuation	-	-	33	-
NON-GAAP OPERATING INCOME	$4,222	$4,001	$8,551	$7,468

GAAP NET INCOME	$2,954	$2,887	$6,114	$5,329
Adjustment for:
Deferred revenue write-down and associated costs	75	-	103	-
Amortization of acquisition-related intangibles	212	20	322	39
Inventory valuation	-	-	33	-
Income tax effect	(51)	(7)	(98)	(14)
NON-GAAP NET INCOME	$3,190	$2,900	$6,474	$5,354

GAAP DILUTED EARNINGS PER COMMON SHARE	$0.54	$0.51	$1.11	$0.94
Adjustment for:
Deferred revenue write-down and associated costs	0.02	-	0.02	-
Amortization of acquisition-related intangibles	0.04	-	0.06	0.01
Inventory valuation	-	-	-	-
Income tax effect	(0.01)	-	(0.02)	(0.01)
NON-GAAP DILUTED EARNINGS PER COMMON SHARE	$0.59	$0.51	$1.17	$0.94

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The non-GAAP financial measures disclosed by the company have limitations and should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial outlook prepared in accordance with GAAP and reconciliations from this outlook should be carefully evaluated. Please refer to "Explanation of Non-GAAP Results" in this commentary for a detailed explanation of the adjustments made to comparable GAAP measures, the ways management uses these non-GAAP measures, and the reasons why management believes these non-GAAP measures provide useful information for investors.

	($ in millions)
	Q3 2011 Outlook		2011 Outlook
GAAP NET REVENUE	$14,000	+/- $500
Adjustment for deferred revenue write-down	100
NON-GAAP NET REVENUE	$14,100	+/- $500

GAAP GROSS MARGIN PERCENTAGE	64.0%	+/- a couple percentage points	63.0%	+/- a couple percentage points
Adjustment for:
Deferred revenue write-down and associated costs	0.3%		0.1%
Amortization of acquisition-related intangibles	0.7%		0.9%
NON-GAAP GROSS MARGIN PERCENTAGE	65.0%	+/- a couple percentage points	64.0%	+/- a couple percentage points